Exhibit 1A-12

EXHIBIT 1A-12 OPINION RE LEGALITY

I have acted as counsel to the Company, a corporation incorporated under the laws of the State of Florida, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission relating to the proposed offering by the Company (the “Offering”) of up to 500,000 shares (the “Shares”) of common stock, $0.06 par value, of the Company.

For purposes of rendering this opinion, I have examined originals or copies (certified or otherwise identified to our satisfaction) of :

1.                  Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of Florida on July 29, 2022;

2.                  Bylaws of the Company filed on July 13th, 2022; and

3.                  Resolutions of the Board of Directors of the Company adopted by unanimous written consent on July 15h, 2022.

I have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed:  (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to me by the Company on which I have relied are complete in all material respects.

As to all questions of fact material to this opinion, we have relied solely upon the above-referenced certificates or comparable documents and other documents delivered.

Based on the foregoing and on such considerations as I deem relevant, I am of the opinion that the Shares, when issued and delivered against payment therefor as described in the Offering Statement, will be validly issued, fully paid and non-assessable.

s/s James L. Kapsis

James L. Kapsis, CEO

20934 Concord Green Dr E.

Boca Raton Florida, 33433

Tel: 516 509-2609

Note: Before buying ownership in a company, investors should thoroughly research its corporate governance policies.